Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

February 19, 2014

between

STERLING SAVINGS BANK

and

BANNER BANK

TABLE OF CONTENTS

Page

ARTICLE 1

CERTAIN DEFINITIONS

1.1	Certain Definitions	1
1.2	Accounting Terms	13

ARTICLE 2

THE P&A TRANSACTION

2.1	Purchase and Sale of Assets	13
2.2	Assumption of Liabilities	14
2.3	Purchase Price	14
2.4	Assumption of IRA and Keogh Account Deposits	15
2.5	Sale and Transfer of Servicing	15

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1	Closing	15
3.2	Payment at Closing	16
3.3	Adjustment of Purchase Price	16
3.4	Proration; Other Closing Date Adjustments	17
3.5	Seller Deliveries	17
3.6	Purchaser Deliveries	19
3.7	Delivery of the Loan Documents	20
3.8	Owned Real Property Filings	20
3.9	Allocation of Purchase Price	20

ARTICLE 4

TRANSITIONAL MATTERS

4.1	Transitional Arrangements	21
4.2	Customers	22
4.3	ACH Debit or Credit Transactions	23
4.4	Wires	24
4.5	Access to Records	25
4.6	Interest Reporting and Withholding	26
4.7	Negotiable Instruments	26
4.8	ATM/Debit Cards; POS Cards	26
4.9	Data Processing Conversion for the Branches and Handling of Certain Items	27
4.11	Employee Training	28
4.12	Expenses Relating to Transitional Matters	29

Page

4.13	Access to the Branches on the Closing Date	29
4.14	Processing of Pipeline Mortgages	29
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1	Corporate Organization and Authority	29
5.2	No Conflicts	30
5.3	Governmental Approvals and Consents	30
5.4	Leases	31
5.5	Litigation and Undisclosed Liabilities	31
5.6	Regulatory Matters	31
5.7	Compliance with Laws	31
5.8	Loans	31
5.9	Records	33
5.10	Title to Assets	33
5.11	Deposits	33
5.12	Environmental Laws; Hazardous Substances	33
5.13	Brokers’ Fees	34
5.14	Property	34
5.15	Absence of Certain Changes	35
5.16	Employee Benefit Plans; Labor Matters	35
5.17	Available Funds	36
5.17	Limitations on Representations and Warranties	36

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Corporate Organization and Authority	36
6.2	No Conflicts	37
6.3	Approvals and Consents	37
6.4	Regulatory Matters	37
6.5	Litigation and Undisclosed Liabilities	38
6.6	Operation of the Branches	38
6.7	Brokers’ Fees	38
6.8	Financing to be Available	38
6.9	Limitations on Representations and Warranties	38

ARTICLE 7

COVENANTS OF THE PARTIES

7.1	Activity in the Ordinary Course	39
7.2	Access and Confidentiality; Environmental Matters	40
7.3	Regulatory Approvals	43

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Page

7.4	Consents	43
7.5	Efforts to Consummate; Further Assurances	44
7.6	Solicitation of Accounts; Non-Solicitation	45
7.7	Insurance	46
7.8	Servicing Prior to Closing Date	46
7.9	Change of Name, Etc	46

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Tax Representations	47
8.2	Proration of Taxes	47
8.3	Sales and Transfer Taxes	47
8.4	Information Returns	48
8.5	Payment of Amount Due under Article 8	48
8.6	Assistance and Cooperation	48
8.7	Transferred Employees	48

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	52
9.2	Conditions to Obligations of Seller	53

ARTICLE 10

TERMINATION

10.1	Termination	54
10.2	Effect of Termination	55

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	56
11.2	Exclusivity	59
11.3	AS-IS Sale; Waiver of Warranties	59

ARTICLE 12

MISCELLANEOUS

12.1	Survival	59
12.2	Assignment	60
12.3	Binding Effect	60

iv

Page

12.4	Public Notice	60
12.5	Notices	60
12.6	Expenses	61
12.7	Governing Law; Consent to Jurisdiction	62
12.8	Waiver of Jury Trial	62
12.9	Entire Agreement; Amendment	62
12.10	Third Party Beneficiaries	63
12.11	Counterparts	63
12.12	Headings	63
12.13	Severability	63
12.14	Interpretation	63
12.15	Specific Performance	63

v

List of Exhibits

Exhibit 1.1(a)	Assumed Contracts
Exhibit 1.1(b)	Branches/Real Properties
Exhibit 1.1(c)	Deposits
Exhibit 1.1(d)	Equipment Leases
Exhibit 1.1(f)	Loans
Exhibit 1.1(g)	Seller’s Knowledge
Exhibit 1.1(h)	Personal Property
Exhibit 2.1(b)	Pipeline Mortgages
Exhibit 2.4(c)	Excluded IRA/Keogh Account Deposits
Exhibit 3.5(b)	Form of Bill of Sale
Exhibit 3.5(c)	Form of Assignment and Assumption Agreement
Exhibit 3.5(d)	Form of Assignment of Branch Lease and Assumption Agreement
Exhibit 3.5(e)	Form of Assignment of Tenant Lease and Assumption Agreement
Exhibit 3.5(f)	Form of Assignment of Equipment Lease and Assumption Agreement
Exhibit 3.5(g)	Form of Assignment of Assumed Contracts and Assumption Agreement
Exhibit 3.5(h)	Form of Assignment of Loan Documents and Assumption Agreement
Exhibit 7.4(b)	Form of Estoppel Certificate

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of February 19, 2014 (this “Agreement”), between Sterling Savings Bank, a Washington state-chartered bank and a wholly-owned subsidiary of Sterling Financial Corporation, a Washington corporation (“Sterling”) with its principal office located in Spokane, Washington (subject to Recital A below, “Seller”), and Banner Bank, a Washington state-chartered bank with its principal office located in Walla Walla, Washington (“Purchaser”).

RECITALS

Sterling and Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”) have entered into an Agreement and Plan of Merger, dated as of September 11, 2013 (the “Merger Agreement”), pursuant to which Sterling will merge with and into Umpqua, with Umpqua as the surviving corporation (the “Merger”) and, immediately following the Merger, Sterling Savings Bank will merge with and into Umpqua Bank, an Oregon state-chartered bank and a wholly-owned subsidiary of Umpqua, under the name and articles of incorporation of Umpqua Bank (the “Bank Merger”). At and after the time at which the Bank Merger becomes effective, all references herein to Seller shall be deemed references to Umpqua Bank as successor to Sterling Savings Bank.

In connection with the consummation of the Merger and the Bank Merger, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Oregon, in accordance with and subject to the terms and conditions of this Agreement.

Purchaser understands and acknowledges that the Branches are being sold pursuant to the requirements of the Department of Justice (the “DOJ”) and the Federal Reserve System (the “FRS”) as set forth in Umpqua’s and Sterling’s agreements with the DOJ and the FRS, each of which has been provided to Purchaser, and that if the P&A Transaction (as defined below) is not consummated on or before the one hundred eightieth (180th) day following the Merger and the Bank Merger, this agreement may be terminated and such banking operations may be transferred to an independent trustee for disposition.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1      Certain Definitions.  The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to and including such date and not yet posted to the relevant deposit account and (b) with respect to a Loan or Negative Deposit, interest which is accrued on such Loan or Negative Deposit to and including such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3(a).

“ACH Entries” has the meaning set forth in Section 4.3(a).

“ACH Entries Cut-Off Date” has the meaning set forth in Section 4.3.

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Allocation Date” has the meaning set forth in the definition of “Deposits”.

“Alternative Transaction” has the meaning set forth in Section 10.2(d).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Contract Assignments” has the meaning set forth in Section 3.5(g).

“Assumed Contracts” means each of the contracts set forth on Exhibit 1.1(a) and any contracts entered into by Seller to the extent exclusively related to the operations of the Branches and set forth on Exhibit 1.1(a).  Exhibit 1.1(a) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date). No contract will be added after the date hereof that includes an obligation in excess of twenty-five thousand dollars ($25,000) and cannot be terminated by Purchaser following the Closing Date on sixty (60) days or less written notice without penalty except with Purchaser’s written consent, which may be withheld in Purchaser sole discretion.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Bank Merger” has the meaning set forth in Recital A.

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to

ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches (including any employees who are Leave Recipients) and set forth on the list provided by Seller in accordance with Section 5.16(a).

“Branch Lease Assignments” has the meaning set forth in Section 3.5(d).

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller leases land and/or buildings used as Branches, including ground leases.

“Branches” means the banking offices and, if applicable, offices used by Seller for other lines of business, of Seller at the locations identified on Exhibit 1.1(b), and “Branch” refers to each such Branch or any one of the Branches.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Carrying Value” has the meanings set forth in the definition of “Net Book Value.”

“Cash on Hand” means, as of the Closing, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

“Closing” means the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at the close of business on the Closing Date.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA Continuation Coverage” shall mean the health care benefit continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act and similar provisions of state law.

“Controlling Party” has the meaning set forth in Section 11.1(f).

“Covered Period” has the meaning set forth in Section 4.4.

“CRA” has the meaning set forth in Section 6.4(f).

“Customer Claims Period” has the meaning set forth in Section 4.15(a).

“Deductible” has the meaning set forth in Section 11.1(e).

“Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at a Branch or allocated by Seller to a Branch in accordance with the methodology included in Section 5.11 of the Seller Disclosure Schedule (such allocation to be completed as of May 31, 2014 (the “Allocation Date”), as of the close of business on the Closing Date, in each case that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding any (i) Excluded IRA/Keogh Account Deposits and any liabilities which are not transferable pursuant to applicable law or regulation, (ii) any accounts of employees of Sterling or its subsidiaries who are employed at any location other than a Branch and (iii) any accounts of Sterling or its subsidiaries; provided that, other than any Excluded IRA/Keogh Account Deposits, no deposit accounts may be excluded without the approval from any required Regulatory Authority (including, to the extent required, the DOJ and the FRS). Exhibit 1.1(c) contains a list of Deposits as of January 31, 2014 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).  For the avoidance of doubt, such updating shall not result in a re-application of the allocation criteria set forth on Section 5.11 of the Seller Disclosure Schedule which shall be applied as of the Allocation Date.

“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller, which shall be initially prepared as of the close of business on the third (3rd) Business Day preceding the Closing Date, and delivered to Purchaser on the Business Day prior to the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Encumbrances” means all mortgages, deeds of trust, claims, charges, liens, encumbrances, rights of first refusal or first offer, options (or other third party right), title defect, easements, rights of way, encroachments, limitations, conditions, covenants, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect.  Environmental Laws include the Clean Air Act (42 U.S.C §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C §651 et seq.).

“Environmental Problem” has the meaning set forth in Section 7.2(b).

“Equipment Lease Assignment” has the meaning set forth in Section 3.5(f).

“Equipment Leases” means, collectively, all equipment leases set forth on Exhibit 1.1(d), to the extent exclusively related to equipment or other Personal Property located at the Branches.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

 “Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

 “Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.

“Expense Reimbursement” has the meaning set forth in Section 10.2(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth the Purchase Price, the Adjusted Payment Amount and the prorated items set forth in Section 3.4, all determined and calculated as of the close of business on the Closing Date.

“GAAP” has the meaning set forth in Section 1.2.

“General Cap” has the meaning set forth in Section 11.1(e).

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

 “IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.

“Leased Real Property” means Real Property leased by Seller and used for Branches.

“Leave Recipient” has the meaning set forth in Section 8.7(a)(ii).

“Loan Documents” means the Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, notes, security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance and life insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Loan Documents Assignment” has the meaning set forth in Section 3.5(d).

“Loans” means the loans (including any Portfolio Mortgage Loans) as of January 31, 2014 that are listed on Exhibit 1.1(f), but not including any loans (whether or not so listed) (i) that are delinquent in the payment of principal or interest for ninety (90) days or more, (ii) of any Obligor that has filed, or against whom there has been filed, any proceeding in bankruptcy or receivership as of the Closing Date, (iii) that is a participation, other than a participation in a loan guaranteed by the Small Business Administration, (iv) that has been repurchased by the Seller, (v) that was or is categorized as a troubled debt restructuring or is required to be so characterized under GAAP or applicable law (vi) where any Obligor is subject to a pending or threatened (in writing) proceeding involving the Seller or any of its affiliates as of the Closing Date, or (vii) that are Non-Portfolio Mortgage Loans; provided that in each case no loans may be excluded except without the approval from any required Regulatory Authority (including, to the extent required, the DOJ and the FRS)(any loan that would be excluded but for the failure to obtain any such required approval, a “Special Loan”) Subject to the foregoing, Loans include all overdrafts with respect thereto and any loans originated between January 31, 2014 and the Closing Date that are related to customers with Deposit accounts or are allocated by Seller to a Branch in accordance with the methodology included in Section 5.8 of the Seller Disclosure Schedule  (such allocation to be completed as of the Allocation Date); provided, however, that “Loans” do not include the interest of any participants in such Loans or Loans that have been the subject of securitizations.  Exhibit 1.1(f) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).  For the avoidance of doubt, such updating shall not result in a re-application of the allocation criteria set forth on Section 5.8 of the Seller Disclosure Schedule which shall be applied as of the Allocation Date.

“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) actually received or realized by the indemnified party or its Affiliates (net of any out of pocket costs or expenses incurred in receiving or realizing such economic benefit) in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Branches, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement, or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Merger” has the meaning set forth in Recital A hereto.

“Merger Agreement” has the meaning set forth in Recital A hereto.

“Monetary Lien” has the meaning set forth in Section 3.5(a).

“Negative Deposits” means Deposit account overdrafts.

“Non-Controlling Party” has the meaning set forth in Section 11.1(f).

 “Non-Portfolio Mortgage Loans” means mortgage loans of Seller that Seller classifies as held for sale.

“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller as of the close of business on the Closing Date in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement (the “Carrying Value”); provided that the Net Book Value with respect to any Special Loan shall be deemed to be 50% of the Carrying Value of such Special Loan.

“New Plans” means any employee benefit plans of Purchaser that provides benefits to any Transferred Employee after the Transfer Date.

“Obligor” has the meaning set forth in Section 5.8(a)(i).

“Order” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means Real Property owned by Seller and used for Branches.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Permitted Encumbrances” means (a) matters disclosed on Schedule 1.1 of the Seller Disclosure Schedule, (b) Encumbrances which the Title Insurer agrees to omit, to provide affirmative insurance for, or to otherwise insure over at no additional cost to Purchaser, (c) statutory liens securing Taxes or other payments not yet due, (d) easements, encroachments, rights of way and other Encumbrances (other than a Monetary Lien) applicable zoning laws, and building restrictions, none of which materially and adversely affect the current use of the Real Property as a commercial bank branch office in the manner used by Seller, (e) the rights of landlords under any lease relating to the Real Property, and (f) the rights of any tenants under written leases.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Personal Property” means the personal property goods of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including equipment, security systems equipment (but not including any connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults, sign structures and assignable warranties and guarantees relating  thereto (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates ((a “Mark”)) and supplies (exclusive of supplies containing a Mark, routing number or other label associated with Seller), and excluding any items consumed or disposed of, but including new items acquired or obtained in the ordinary course of the operation of the Branches through the Closing Date.  Exhibit 1.1(h) contains an overview of the Personal Property as of January 31, 2014, and Exhibit 1.1(h) shall be updated by Seller to include a complete and accurate list of the Personal Property as of 5:00 p.m., Pacific time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Pacific time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Pacific time, on the Business Day prior to the Closing Date).  No Personal Property with a cost of more than $25,000 will be added after the date hereof without Purchaser’s written consent which may be withheld in Purchaser’s discretion.

“Pipeline Mortgage” means mortgage loans to be secured by residential real property in the Coos Bay area for which, as of the Closing Date, Seller has received an application and designated the applicable mortgage loan rate as “locked,” but which has not been funded. Exhibit 2.1(b), which Seller shall deliver to Purchaser on the Closing Date, shall contain a complete and accurate list of the Pipeline Mortgages.  For the avoidance of doubt, Pipeline Mortgages shall not be considered “Loans” hereunder.

“Portfolio Mortgage Loan” means a mortgage loan secured by real property located in the Coos Bay area and which is not a Non-Portfolio Mortgage Loan.

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes (including special assessments).

“Public Notice” has the meaning set forth in Section 12.4.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser 401(k) Plans” has the meaning set forth in Section 8.7(h).

“Purchaser Benefit Plans” has the meaning set forth in Section 8.7(d).

“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

“Real Property” means the parcels of real property on which the Branches listed on Exhibit 1.1(b) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto, which Schedule indicates whether or not such real property is Owned Real Property or Leased Property.

“Records” means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate, copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or are necessary to conduct the business of the Branches following the Closing (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts and, with respect to Real Property, all surveys and plans and specifications possessed by Seller and assignable warranties, guaranties, governmental permits and certificates of occupancy) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets and the Assumed Liabilities, including online and mobile banking information that can reasonably, in the ordinary course of business, be separated from Seller’s retained online and mobile banking systems all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by a Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including applicable unclaimed property and escheat laws.

“Regulatory Approvals” means the approval of the FDIC, the DOJ and the Washington Department of Financial Institutions and any other Regulatory Authority required to consummate the P&A Transaction.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Remediation Cost” has the meaning set forth in Section 7.2(b).

“Returned Items” has the meaning set forth in Section 4.9(c).

“Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes located in the Branches.

“Seller” means Sterling Bank and any successors thereto.

“Seller 401(k) Plans” has the meaning set forth in Section 8.7(h).

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(f).

“Seller’s knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, by the Persons set forth on Exhibit 1.1(g).

“Special Loan” has the meaning set forth in the definition of “Loan.”

“Sterling” means Sterling Financial Corporation, a Washington corporation.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Tax Claim” has the meaning set forth in Section 11.1(f).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Tenant Assignments” has the meaning set forth in Section 3.5(e).

“Tenant Leases” means leases, subleases, licenses or other use agreements between Seller and tenants with respect to Real Property, if any.

“Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Lease.

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Title Insurance” has the meaning set forth in Section 3.5(l).

“Title Insurer” has the meaning set forth in Section 3.5(l).

“Title Policy” has the meaning set forth in Section 3.5(l).

“Title Reports” has the meaning set forth in Section 3.5(a).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means (i) with respect to Branch Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the day after the Closing Date, and (ii) with respect to Branch Employees who are Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the date of active commencement of a Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.7(a)(ii).

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transferred Employees” has the meaning set forth in Section 8.7(a)(i).

“Umpqua” means Umpqua Holdings Corporation, an Oregon corporation.

“Unauthorized ACH Entry” has the meaning set forth in Section 4.3(b).

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

“Wires” has the meaning set forth in Section 4.4.

1.2      Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2

THE P&A TRANSACTION

2.1      Purchase and Sale of Assets.  (a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	Cash on Hand;

(ii)	the Owned Real Property;

(iii)	the Personal Property;

(iv)	the Branch Leases and Tenant Leases;

(v)	the Branch Lease Security Deposits;

(vi)	the Equipment Leases and the Assumed Contracts;

(vii)	the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans and the servicing rights related thereto pursuant to Section 2.5;

(viii)	the Negative Deposits, plus Accrued Interest with respect to such Negative Deposits;

(ix)	the Safe Deposit Agreements;

(x)
any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (other than Excluded Taxes);

(xi)	the Records; and

(xii)	all local telephone numbers, fax numbers and post office boxes specifically associated with the Branches.

(b)        Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship that Seller or its Affiliates may have with any customer of the Branches.  For the avoidance of doubt, (i) except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller, Umpqua or any of their respective Affiliates, is being sold, and (ii) no Non-Portfolio Mortgage Loan and no Pipeline Mortgage is being sold and any such right or loan specified in clause (i) and (ii) shall not be an Asset.

2.2      Assumption of Liabilities.  (a)  Subject to the terms and conditions set forth in this Agreement, including Section 3.4 at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid after the close of business on Closing Date (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits, including Deposits in IRAs and Keogh Accounts to the extent contemplated by Section 2.4;

(ii)	the Personal Property, Branch Leases, Tenant Leases, Tenant Security Deposits and the Owned Real Property;

(iii)	the Safe Deposit Agreements;

(iv)	the Equipment Leases and the Assumed Contracts;

(v)	the Loans, and all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date;

(vi)	liabilities to any Transferred Employee in respect of his or her employment with Purchaser and certain liabilities in respect of Branch Employees as set forth in Section 8.7; and

(vii)	liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than Excluded Taxes).

(b)        Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities, the “Excluded Liabilities”).

2.3      Purchase Price.  The purchase price (“Purchase Price”) for the Assets shall be an amount equal to:

(a)        The aggregate amount of Cash on Hand as of the Closing Date plus

(b)        The aggregate Net Book Value of all the Assets, other than Cash on Hand, plus

(c)        Accrued Interest with respect to the Loans minus

(d)        $7,000,000.

2.4      Assumption of IRA and Keogh Account Deposits.  (a)  With respect to Deposits in IRAs, Seller will use reasonable best efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish at Closing either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities.  If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)        With respect to Deposits in Keogh Accounts, Seller shall use reasonable best efforts and cooperate with Purchaser to invite depositors thereof at Closing to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller.  Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing.  With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such affiliate’s) form of Keogh Master Plan, Seller will use reasonable best efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c)        If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

2.5      Sale and Transfer of Servicing.  The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1      Closing.  (a)  The Closing will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or such other place as may be agreed to by the parties.

(b)        Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9 (other than conditions which relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), the parties anticipate that the Closing Date shall be June 20, 2014, or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9 (other than conditions which relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), except as otherwise provided in the next sentence of this Section 3.1(b).  Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.

3.2      Payment at Closing.  (a)  At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.

(b)        All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Pacific time, on the date of payment.

(c)           If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3      Adjustment of Purchase Price.  (a)  On or before 12:00 noon, Pacific time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.

(b)        The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on or before 12:00 noon, Pacific time, on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The fees of any such accounting firm shall be apportioned between Seller and Purchaser in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the independent accounting firm) bears to the total dollar of the disputed items.

(c)        On or before 12:00 noon, Pacific time, on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.  Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4      Proration; Other Closing Date Adjustments.  (a)  Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 6:00 p.m., Pacific time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account thereafter.  Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of the close of business on the Closing Date.  Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b)        For purposes of this Agreement, items of proration and other adjustments shall include:  (i) base rental and additional rental payments under the Branch Leases, the Equipment Leases and the Tenant Leases and periodic payments under the Assumed Contracts; (ii) FDIC deposit insurance assessments; (iii) wages, salaries and employee compensation, benefits and expenses; (iv) trustee or custodian fees on Deposits in IRAs and Keogh Accounts; (v) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (vi) safe deposit rental payments. All prorations are to be calculated as of 11:59 p.m. on the Closing Date.

3.5      Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser:

(a)        Deeds and other instruments of conveyance as may be necessary to sell, transfer and convey fee simple title and interest in and to the Owned Real Property to Purchaser, free and clear of all Encumbrances (subject however to Permitted Encumbrances), in forms to be reasonably agreed upon by Seller and Purchaser.  Seller has caused the title company selected by Purchaser and reasonably acceptable to Seller to insure title to the Owned Real Property (“Title Insurer”) to deliver to Purchaser a current preliminary title report for the Owned Real Property, with copies of all documents referred to therein (“Title Reports”).   If there are any new matters of title affecting the Owned Real Property as shown in any updated or supplemental title report delivered to Purchaser prior to Closing that do not constitute Permitted Encumbrances, Purchaser shall have five (5) calendar days from the date Purchaser receives written notice from the Title Insurer or Seller of any supplemental matter  affecting title, together with a copy of the recorded documents, to disapprove any of the same by written notice to Seller specifying which matters are disapproved by Purchaser.  If Seller receives such a notice, Seller shall give written notice to Purchaser within three (3) Business Days thereafter of: (a) Seller’s elimination of or agreement to eliminate those disapproved matters; (b) Seller’s agreement to provide at Seller’s sole expense such title insurance endorsements relating thereto as are acceptable to Purchaser pursuant hereto, prior to Closing; or (c) Seller’s refusal to eliminate the disapproved matters.  If Seller gives Purchaser written notice pursuant to clause (c), or fails to give written notice to Purchaser as required by the immediately preceding sentence, Purchaser may, subject to approval from any required Regulatory Authority (including, to the extent required, the DOJ and the FRS), exclude the affected Owned Real Property and the associated Assets and Assumed Liabilities of such Owned Real Property other than the Deposits and Loans from this Agreement.  Notwithstanding the foregoing, Purchaser need not disapprove any mortgages, deeds of trust, mechanic’s liens, federal and state tax liens, and similar items representing monetary liens (a “Monetary Lien”), as Seller shall cause all of said items to be eliminated or insured over by the Title Insurer at Seller’s sole expense prior to or in conjunction with the Closing.  Notwithstanding the foregoing any Branches that are excluded from this Agreement pursuant to this Section 3.5(a), shall still be considered “Branches” under this Agreement for purposes of the definition of “Branch Employees.”

(b)        A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;

(c)        An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(l) (the “Assignment and Assumption Agreement”);

(d)        Lease assignment and assumption agreements, in recordable form, in substantially the form of Exhibit 3.5(d), with respect to each of the Branch Leases (the “Branch Lease Assignments”);

(e)        Assignment and assumption agreements in substantially the form of Exhibit 3.5(e), with respect to each of the Tenant Leases (the “Tenant Assignments”);

(f)        Assignment and assumption agreements in substantially the form of Exhibit 3.5(f), with respect to each of the Equipment Leases (the “Equipment Lease Assignments”);

(g)        Assignment and assumption agreements in substantially the form of Exhibit 3.5(g), with respect to each of the Assumed Contracts (the “Assumed Contract Assignments”);

(h)        Such other documents or instruments of conveyance as are necessary or appropriate to consummate the transactions contemplated by this Agreement;

(i)        The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(j)        Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(k)        A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

(l)        (i) an executed global assignment of the Loan Documents, in substantially the form of Exhibit 3.5(h) (the “Loan Document Assignment”), assigning all of the rights, benefits and title to each of the Loans, and (ii) a power of attorney duly executed by Seller and granting Purchaser the ability to take the following actions on Seller’s behalf:  (A) obtaining original executed copies of each promissory note evidencing a Loan along with an allonge executed by the current holder of such promissory note endorsing it over to Purchaser or Purchaser’s designee, and (B) executing an assignment of mortgage, deed of trust or other real property security instrument, as applicable, in recordable form (for the avoidance of doubt, meaning in compliance with the recording requirements of the applicable county land records), for any existing mortgage, deed of trust or other real property security instrument, as applicable, securing each Loan;

(m)        Affidavits and such other customary documentation as shall be reasonably required by the Title Insurer to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Owned Real Property insuring Purchaser or its designee as owner of marketable fee simple title, subject to Permitted Encumbrances;

(n)        The Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches; and

(o)        The Records, excluding the Loan Documents, which are subject to Section 3.7.

3.6      Purchaser Deliveries.  At the Closing, Purchaser shall (subject to Section 7.4) deliver to Seller:

(a)        The Assignment and Assumption Agreement;

(b)        Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c)        The Branch Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d)        The Tenant Assignments and such other instruments and documents as any subtenant under a Tenant Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Tenant Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(e)        The Equipment Lease Assignments and such other instruments and documents as any lessor under an Equipment Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of an Equipment Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(f)        The Assumed Contract Assignments and such other instruments and documents as any party under an Assumed Contract may reasonably require as necessary or desirable for providing for the assumption by Purchaser of an Assumed Contract, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(g)        Such other documents or instruments of conveyance as are necessary or appropriate to consummate the transactions contemplated by this Agreement;

(h)        The Loan Documents Assignment and such other instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date; and

(i)        The certificate required to be delivered by Purchaser pursuant to Section 9.2(e).

3.7      Delivery of the Loan Documents.  As soon as reasonably practicable after the Closing Date, but in no event later than five Business Days after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates.  Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne equally by Seller and Purchaser.

3.8      Owned Real Property Filings.  On the Closing Date, Seller and Purchaser shall cause the Title Insurer to file or record, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser, free and clear of any Encumbrances other than Permitted Encumbrances.  The Title Insurance and all escrow closing costs shall be borne equally by Purchaser and Seller.

3.9      Allocation of Purchase Price.   (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code.  If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below.  If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and

Seller shall negotiate in good faith to resolve any disputed items.  If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller.  The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties.  Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)        Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement.  Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement.  Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement.  In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.  Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4

TRANSITIONAL MATTERS

4.1      Transitional Arrangements.  Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)        Not later than twenty (20) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller’s headquarters to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding, fax forwarding or phone forwarding services.

(b)        Seller shall use commercially reasonable best efforts to deliver to Purchaser the specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement.

(c)        From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information, online and mobile banking information such as payees, account histories and any other related information with respect to the Deposits and the Loans.

(d)        As soon as practicable after the date of this Agreement, Purchaser shall complete Seller’s information security assessment and, in connection therewith, Purchaser shall promptly provide Seller with all information related to information security of Seller and its Affiliates that is reasonably requested by Seller.

(e)        Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customer notifications.

4.2      Customers.  (a)  Not later than sixty (60) calendar days following the date hereof (except as otherwise required by applicable law):

(i)
Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)
each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any agreement between Seller and any customer in connection with the transactions contemplated hereby, or, to the extent permitted by applicable law and the terms of any agreement between Seller and any customer, will further a smooth transition of the Deposit and Loan relationships to Purchaser; provided that Seller and Purchaser agree that any joint notices shall not include any dual-branded letters but instead shall include individual bank inserts for each of Seller and Purchaser.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law.  Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller’s option, be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification.  Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller.  All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.  As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time, but no less frequently than monthly.  No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld in the case of communications compliant with applicable law and agreements between Seller and such owners, borrowers, customers or lessees that are appropriate to further a smooth transition of Deposit and Loan relationships to Purchaser.

(b)        Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)        Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, Umpqua Bank or any of their respective Affiliates.

(d)        Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller.  Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

4.3      ACH Debit or Credit Transactions.

(a)        Seller will use its reasonable best efforts to provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system and will use its reasonable efforts to so transfer any other such arrangements.  For a period of ninety (90) calendar days following the Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries at 12 noon Pacific time (or such other mutually agreed upon time), each Business Day.  Such transfers shall contain ACH Entries effective for that Business Day only.  Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed.  Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking.  After the ACH Entries

Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.”  Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created.  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches.  At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

(b)        Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Purchaser, in its sole discretion, shall either (i) not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators or (ii) provide an automated solution for the delivery of the Unauthorized ACH Entry to Seller with the correct Seller bank routing and account number so that the item can be posted to the correct Seller deposit account.  Purchaser agrees to indemnify Seller for any claims or losses that Seller may incur as a result of processing an Unauthorized ACH Entry.

(c)        As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser.  Such notice shall be in a form reasonably agreed to by the parties.  Beginning on the Closing Date, Purchaser shall provide an electronic notification of change to the ACH originators of such ACH Entries with account numbers relating to the Deposits.

(d)        Purchaser shall establish ACH service prior to Closing Date for all ACH originator accounts.  As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to Closing Date including appropriate client testing.  Any ACH origination file received prior to Closing Date regardless of the effective date will be processed by Seller.  Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, Closing Date.  Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to sixty (60) days following the Closing Date or the effective date of the last file processed by the Seller prior to the Closing Date, whichever is later.  These settlement transactions will be posted to the Purchaser’s DDA account and Purchaser will be provided the details of these transactions to post.

    4.4      Wires.  After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires (“Wires”) received by Seller for credit to accounts constituting Deposits, (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (c) upon reasonable request by Purchaser, provide Purchaser with historical incoming Wire history information with respect to the thirteen (13) month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the transaction details, including the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period.  Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten (10) or more Wires during the Covered Period.  Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than thirty (30) calendar days prior to the Closing Date.  Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s Wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer.  At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions.

    4.5      Access to Records.  (a) After the Closing Date, each of the parties shall, to the extent permitted by applicable law, (A) for a period of seven (7) years permit the other, reasonable access to any applicable books and records (including the Records) in its possession or control relating to matters arising on or before the Closing Date in connection with the operation of the Branches and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such books and records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements and (B) for a period of one (1) year make its personnel available by telephone during normal business hours and upon reasonable advance notice to respond to reasonable inquiries made by the other party relating to the operation of the Branches prior to the Closing Date.  Such access shall be provided without cost for the first six (6) months following the Closing; thereafter the party requesting access shall pay the other party’s out-of-pocket costs and expenses incurred in providing such access.  Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the period required by applicable law, unless the parties shall agree in writing to a longer period.

(b)           Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(c) and 7.2(d).

(c)           Seller is responsible for responses to inquiries from Deposit and Loan clients transferred to Purchaser, for activity occurring on or prior to the Closing Date, including but not limited to: copies of paid items, statements and other records related to such client information or research requests. Seller agrees to provide timely responses to such requests in a manner consistent with its responses to the current deposit and loan account holders of Seller. Seller agrees to respond to such transferred Deposit and Loan account holders requests that are received by Seller through Purchaser on behalf of the account holders and agrees to respond to these requests in a manner consistent with its response to Sellers current client requests.  Purchaser agrees to fulfill such client requests directly if it has the information in electronic and readily accessible form to reasonably fulfil the requests.

    4.6      Interest Reporting and Withholding.  (a)  Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)        Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c)        Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

    4.7      Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

    4.8      ATM and Debit Cards.  Seller will provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to the Closing along with other conversion sample files.  At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing.  Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs.  Following the later of (x) consummation of the Merger and (y) receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than ten (10) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date.  Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable.  In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after the Closing with debit cards issued by Seller to access Transaction Accounts as long as such transactions would have been paid in accordance with Seller’s standard procedures at the time of the transaction.

    4.9      Data Processing Conversion for the Branches and Handling of Certain Items.  (a)  The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed prior to the opening of business on the Business Day following the Closing Date unless otherwise agreed to by the parties.  Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel.  Following the later of (x) consummation of the Merger and (y) receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), not later than twenty (20) days prior to the Closing Date. Purchaser shall be permitted, at its expense, to install and test, without impacting the ongoing functionality of any Branch servers, computers and any other equipment necessary to operate the Branches and communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date; provided that if the Agreement is terminated without the Closing Date taking place, Purchaser shall, at its own cost, promptly remove all such servers, computers and equipment and take all actions necessary to return each Branch to the functionality existing prior to such installation and testing.

(b)        As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts.  Purchaser shall use its reasonable efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures.  During the ninety (90) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable, but in no event more than one (1) Business Day after receipt, all Transaction Account drafts drawn against Transaction Accounts.  Seller shall have no obligation to pay such forwarded Transaction Account drafts.  Upon the expiration of such ninety (90) calendar-day period, Seller may cease forwarding drafts against Transaction Accounts.

(c)        Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein.  Except as set forth below, Returned Items shall be the responsibility of Seller.  If depositor’s bank account at Seller is charged for the Returned Item, Seller shall promptly forward such Returned Item to Purchaser.  If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller.  If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller only to the extent the hold information was accurately reported to Purchaser.  Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

(d)        During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.  For sixty (60) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e)        No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity for deposits and loans/lines following the Closing Date.  Seller will provide Purchaser with a daily statement for this account.  Purchaser will be responsible for initiating all funding and draw-down activity against this account.  Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status.  Activity that will be settled through this account will include items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

    4.10      Employee Training.  In accordance with the terms of this Agreement, within fifteen (15) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training and informational meetings to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Branch Employees shall remain under Seller’s control.  Any such informational meetings and training may only occur following the public announcement of this Agreement and up to and including the Closing Date.  All training and employee informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches.  Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities and informational meetings to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings, and Purchaser shall reimburse Seller for reasonable costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities or informational meetings for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption.  In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent (not to be unreasonably withheld) before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees.

    4.11      [Reserved]

    4.12      Expenses Relating to Transitional Matters.  Purchaser shall be responsible for the payment of all documented, out-of-pocket third party fees or expenses reasonably incurred by Seller in connection with the preparation of the Branches for transfer to Purchaser in accordance with the terms of this Agreement, but not to exceed one thousand dollars ($1,000) per Branch.

    4.13      Access to the Branches on the Closing Date.  Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

    4.14      Processing of Pipeline Mortgages.  During the period beginning on the Closing Date and ending one hundred and twenty (120) calendar days thereafter, Seller shall process, underwrite, and prepare all Pipeline Mortgages.  Seller shall be responsible for all aspects of closing such Pipeline Mortgages, including processing, documentation, underwriting, funding, and selling into the secondary mortgage markets.  Seller shall retain any proceeds and also retain any potential repurchase liability from the sale of any Pipeline Mortgage. Any fees received by Purchaser with respect to the Pipeline Mortgages shall be the property of Seller and shall be transmitted by Purchaser to Seller no more than three (3) Business Days after receipt.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:

    5.1      Corporate Organization and Authority.  As of the date hereof, Seller is a Washington state-chartered bank, duly organized and validly existing under the laws of the State of Washington, and has the requisite power and authority to conduct the business now being conducted at the Branches.  As of the Closing Date, Umpqua Bank will be an Oregon-state chartered bank, duly organized and validly existing under the laws of Oregon, and will have the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller, and upon consummation of the Bank Merger will be enforceable against Umpqua Bank,  in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    5.2      No Conflicts.  The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Seller and the consummation of the Bank Merger by Seller do not, and will not, (i) violate any provision of its charter or by-laws (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially and adversely impact the Assets or Assumed Liabilities, taken as a whole, or would materially prevent or delay Seller from performing its obligations under this Agreement in any material respect.  Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and in all material respects all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

    5.3      Governmental Approvals and Consents.  Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller.  There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

    5.4      Leases.  Each Branch Lease and each Tenant Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and, except as would not reasonably be expected to be material to any Branch, there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor or sublessee, as applicable, under any such Branch Lease or Tenant Lease.  As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller.  The Branch Leases give Seller the right to occupy the building and land comprising the related Branch in accordance with the terms of such Branch Lease.  Other than the Tenant Leases, there are no subleases relating to any Branch created or suffered to exist by Seller.  Seller has provided Purchaser with a true and complete copy of each Branch Lease and Tenant Lease, including but not limited to any amendments and modifications thereto.

    5.5      Litigation and Undisclosed Liabilities.  There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller with respect to the Branches, the Assets or the Assumed Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    5.6      Regulatory Matters.  (a)  There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, with respect to the Branches, the Assets or the Assumed Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)        Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c)        Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised in writing by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case affecting or relating to any of the Branches, the Assets or the Assumed Liabilities.

    5.7      Compliance with Laws.  All business of the Branches or relating to the Assets and the Assumed Liabilities is conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except for non-compliance which would not reasonably be expected to be material to the Branches, the Assets and the Assumed Liabilities, taken as a whole.

    5.8      Loans.  (a)  Each Loan:

(i)
represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor.  Seller has no knowledge that any such Obligor at the time of such execution lacked capacity under applicable laws to contract or that any signature on any Loan Documents is not the true original or facsimile signature of the Obligor on the Loan involved;

(ii)
is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iii)
(A) was originated or purchased by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in Seller’s records, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, and (D) complies in all material respects with all applicable requirements of federal, state and local laws, and regulations thereunder;

(iv)
the servicing practices of Seller used with respect to the Loan have been consistent with Seller’s practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder;

(v)	is owned by Seller and will be transferred to Purchaser, free and clear of any Encumbrances, other than Permitted Encumbrances;

(vi)	is serviced by Seller, and no other Person has any present or future right to service or administer such Loan; and

(vii)
for a customer without Deposit accounts at a Branch, is being allocated, as of the Allocation Date, to the Branches (or another Seller branch) in accordance with the methodology set forth in Section 5.8 of the Seller Disclosure Schedule.

(b)        Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary

Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

    5.9      Records.  The Records pertaining to the Assets and Assumed Liabilities are accurate, correct and complete in all material respects and accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder.  The Records include in all material respects all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law in all material respects.

    5.10      Title to Assets.  Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 5.3 of the Seller Disclosure Schedule), a valid leasehold interest in, all of the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.

    5.11      Deposits.  The Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws.  The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due.  All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority or any Encumbrance (other than a Permitted Encumbrance).  Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits.  Deposits for customers with deposit or loan accounts at Seller branches other than the Branches are being allocated, as of the Allocation Date, to the Branches (or another Seller branch) in accordance with the methodology set forth in Section 5.11 of the Seller disclosure schedule.

    5.12      Environmental Laws; Hazardous Substances.  Each parcel of Real Property:

(i)	is and has been operated by Seller in material compliance with all applicable Environmental Laws;

(ii)
is not the subject of any written notice received by Seller (a) from any governmental authority alleging the violation of or any liability under any applicable Environmental Laws or (b) from any other Person alleging the material violation of or liability under any applicable Environmental Laws;

(iii)	to Seller’s knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)
has not been used by Seller or, to Seller’s knowledge, any other Person for the disposal of Hazardous Substances and, to Seller’s knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law;

(v)	to Seller’s knowledge, with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law;

(vi)	to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws; and

(vii)	to Seller’s knowledge, (a) does not contain any underground storage tanks, or (b) has not ever been used as a dry cleaner or gasoline or service station.

Seller has provided to Purchaser access to a true and complete copy of all material documents possessed by Seller specifically relating to the environmental condition of the Real Property including, but not limited to, environmental reports and assessments, test results, and governmental and material third party notices.

      5.13      Brokers’ Fees.  Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Sandler O’Neill + Partners, L.P., for which Seller or its Affiliates (or Umpqua and its Affiliates) shall be solely liable.

    5.14      Property.

(a)        Seller has, and will convey to Purchaser at the Closing, good and marketable title, such as is insurable by any reputable title insurance company, to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  No lien, judgment or encumbrance which (A) does not specifically pertain to the Real Property and (B) is insured by the Title Insurer, shall be deemed to render title to the Real Property unmarketable or uninsurable.

(b)        Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Real Property, to Seller’s knowledge (such knowledge qualifier being disregarded as to the Owned Real Property) there is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened before any governmental authority that relates to Seller or the Real Property.

(c)        Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s knowledge, has any such proceeding been threatened.

(d)        Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.

(e)        Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property, other than the Branch Leases (and Tenant Leases) and to Seller’s knowledge, (such knowledge qualifier being disregarded as to the Owned Real Property) the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f)        Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property.  The Personal Property is in working order in all material respects (subject to ordinary wear and tear).

(g)           To Seller’s knowledge, there are no material pending special assessments affecting the Real Property.

(h)           To Seller’s knowledge there are no latent physical defects or deficiencies materially affecting the current use of the Real Property.

    5.15      Absence of Certain Changes or Events.  Since January 31, 2014 no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    5.16      Employee Benefit Plans; Labor Matters.

(a)        Seller provided to Purchaser on the date hereof, in writing, a complete and accurate list of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee’s job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive plan and incentive compensation for performance year 2013, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), regularly scheduled weekly hours (for hourly employees), annual vacation entitlement and date of hire (original and most recent as applicable).  Such list shall be updated by Seller and provided to Purchaser on the tenth Business Day prior to Closing and on such other dates that are mutually agreed to by Purchaser and Seller.

(b)        No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c)        No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller.  With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened.

    5.17      Available Funds.  Seller has, and as of the Closing Date Umpqua Bank will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

    5.18      Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Article 5, neither Seller nor any of its agents, Affiliates, successors or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:

    6.1      Corporate Organization and Authority.  Purchaser is a Washington state-chartered bank, duly organized and validly existing under the laws of the State of Washington and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller.  Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    6.2      No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

    6.3      Approvals and Consents.  Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

    6.4      Regulatory Matters.  (a)  There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b)        Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not receive any necessary approval or authorization of all applicable bank Regulatory Authorities within a time that permits the Closing to occur by the date that is 180 days after the closing of the Merger and the Bank Merger.

(c)        Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d)        Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) “well capitalized” and “well managed” (as those terms are defined in applicable regulations), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e)        Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.

(f)        Purchaser was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority.  Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(g)        Purchaser and each of its subsidiaries have complied with and are not in default or violation of any applicable laws, regulations or rules relating to anti-money laundering, consumer protection and discriminatory lending or leasing practices, and Purchaser’s record of compliance with such laws, regulations and rules is consistent with the granting of all Regulatory Approvals.

(h)        Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

    6.5      Litigation and Undisclosed Liabilities.  There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

    6.6      Operation of the Branches.  Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches, provided that nothing herein shall be deemed to constitute a representation to continue to operate any specific Branch.

    6.7      Brokers’ Fees.  Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

    6.8      Financing to be Available.  As of the date hereof, Purchaser has, and on the Closing Date Purchaser will have, adequate financial resources to enable it to consummate the transactions contemplated by this Agreement and such financial ability is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

    6.9      Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Article 6, neither Purchaser nor any of its agents,

Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7

\COVENANTS OF THE PARTIES

    7.1      Activity in the Ordinary Course.  From the date hereof until the Closing Date, except (i) as set forth on Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required by the Merger Agreement or this Agreement (iii) as may be required by a Regulatory Authority or applicable law or (iv) as contemplated hereby (including Section 7.8), Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its reasonable best efforts to preserve its business relationships with depositors and Obligors of the Loans, (b) will use reasonable best efforts to maintain the Branches in their current condition, ordinary wear and tear excepted, (c) will operate the Branches in the ordinary course of business consistent with past practice and in a manner consistent with the requirements of Seller’s agreement with the DOJ, and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)
Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 3.5% on an annualized basis or for any individual Branch Employee by more than 10%);

(ii)
Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser;

(iii)
(A) Transfer any Branch Employee to another branch, facility or office of Seller or any of their respective Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than on an as needed basis to fill a vacancy in the ordinary course of business consistent with past practice;

(iv)
Hire any employee for any of the Branches other than to fill a vacancy in the ordinary course and consistent with past practices, including with respect to the type of position filled and the compensation and benefits level;

(v)	Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)
Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including general deposit pricing policies in effect for such Branch as of the date hereof);

(vii)	Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice;

(viii)
Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) pursuant to an unsolicited customer request, (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan, or (C) in accordance with Section 5.8 or 5.11 of the Seller Disclosure Schedule;

(ix)	Amend, modify or extend any Loan, except in the manner provided in Section 7.8;

(x)	Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s past practice;

(xi)
Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii)
Make or agree to make any material improvements to the Owned Real Property or the leased property subject to a Branch Lease, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiii)	Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(xiv)
Amend, terminate or extend in any material respect any Branch Lease or Tenant Lease; provided, however, Seller shall extend any Branch Lease or Tenant Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation or to avoid the deemed waiver of any right to extend the term of a Branch Lease;

(xv)	Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities; or

(xvi)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (xv) except as contemplated hereby.

    7.2      Access and Confidentiality; Environmental Matters.  (a)  Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets, the Assumed Liabilities and the Branch Employees; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating to Seller’s other branches, facilities and operations not subject to this Agreement.  Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters.  Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement.  Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, and Purchaser shall be responsible for any documented, out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement.  Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business.  Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and, to the extent permitted, disclosed to Purchaser prior to the date of this Agreement.  Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Within thirty (30) calendar days after the date of this Agreement, Purchaser may, at its sole cost and expense, undertake such physical inspections and examinations of the Owned Real Property, including such inspections of the buildings thereon, as Purchaser reasonably deems necessary or appropriate, which shall be conducted in a manner and at times so as to not disrupt Seller’s business operations of the Branches. The cost of any such inspections and examinations shall solely be the responsibility of Purchaser.  Notwithstanding the foregoing, Purchaser shall not conduct any invasive testing or Phase II Environmental Site Assessment on any Owned Real Properties, without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and coordinating the scope of such work with Seller or Seller’s consultants, as applicable. If reasonably necessary for proper conduct and completion of on-site sampling for a Phase II Environmental Site Assessment, this time period shall be subject to reasonable extensions, not to exceed forty five (45) calendar days following the expiration of the initial thirty (30) calendar day period. Purchaser shall maintain liability insurance and shall indemnify Seller for any and all Losses incurred by Seller, any of its Affiliates and/or third parties while Purchaser and its agents are performing any inspections under this Section 7.2(b).

In the event of any damage to any of the Branches, Seller shall be entitled to require Purchaser to engage workmen reasonably acceptable to Seller to restore any such damage to the same condition as the Branches were in prior to the inspection.  If, during the course of inspections and examinations permitted by this Section 7.2(b), Purchaser uncovers a matter with respect to a parcel of Owned Real Property (which matter is attested to by an independent third party expert) that (i) constitutes a breach of Section 5.12 (disregarding the knowledge qualifier contained therein) and (ii) materially and adversely affects the current use of the Owned Real Property as a commercial bank branch office in the manner used by Seller (an “Environmental Problem”), Purchaser shall have five (5) calendar days from discovery of such Environmental Problem to notify Seller of same.  If Seller receives such a notice, Seller shall give written notice to Purchaser within three (3) Business Days thereafter of: (a) Seller’s elimination of or agreement to eliminate the Environmental Problem; or (b) Seller’s inability to eliminate the Environmental Problem. If Seller gives Purchaser written notice pursuant to clause (b), or fails to give written notice to Purchaser as required by the immediately preceding sentence, Purchaser may, subject to approval from any required Regulatory Authority (including, to the extent required, the DOJ and the FRS), exclude the affected Owned Real Property and the associated Assets and Assumed Liabilities of such Owned Real Property other than the Deposits and Loans from this Agreement.  If any Regulatory Authority whose approval is required refuses to approve such exclusion prior to the Closing Date, (x) at the Closing Seller and Purchaser shall complete the Closing procedures set forth in Article 3 without excluding such Owned Real Property or associated Assets and Assumed Liabilities except that, if requested by Purchaser, Seller shall deliver the affected Owned Real Property to a limited liability company or other entity designated by Purchaser and (y) pursuant to Section 11.1, Seller shall indemnify and hold harmless Purchaser (and, if applicable, the limited liability company or other entity referred to in the preceding clause (x)) for the cost of remedying Environmental Problem (the “Remediation Cost”).  Notwithstanding the foregoing any Branches that are excluded from this Agreement pursuant to this Section 7.2(b), shall still be considered “Branches” under this Agreement for purposes of the definition of “Branch Employees.”

(c)           From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates and, except in the ordinary course of business consistent with past practice, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(d)           From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) (i)

relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities or (ii) which contains any financial records of Seller’s customers other than holders of Deposits or Obligors of the Loans; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

    7.3      Regulatory Approvals.  (a)  As soon as practicable and in no event later than twenty (20) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals.  Purchaser shall take all necessary actions to obtain each such approval as promptly as reasonably practicable and to permit the Closing to occur no later than the 180th day after the closing of the Merger and the Bank Merger and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval.  Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

(b)           The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed. In addition, subject to applicable law, each party shall furnish the other party with a copy of the non-confidential portions of all communications to and from any Regulatory Authority (or written summaries of oral communications) with respect to the transactions contemplated by this Agreement.

   7.4      Consents.

(a)        Seller agrees to use reasonable efforts to obtain from lessors under Branch Leases and Equipment Leases and counterparties under Assumed Contracts and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date (which consent shall include an express authorization to use Purchaser’s standard signage), any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Branch Lease or Equipment Lease, if any consent set forth in this Section 7.4(a) is not obtained notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the extent reasonably possible, the benefits and burdens of the properties subject to Branch Leases and Equipment Leases in a manner that does not violate the applicable Branch Lease or Equipment Lease (for the same cost as would have applied if the relevant consent had been obtained); provided, further, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable efforts to obtain any such required consents.  If any such required consent cannot be obtained, notwithstanding any other provision hereof, the Assets and Assumed Liabilities associated with the subject Branch, other than, subject to approval of any required Regulatory Authority (including, to the extent required, the DOJ and the FRS), any such Branch Lease, Equipment Lease, Assumed Contract or other Asset or Assumed Liability as to which consent cannot be obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Branch Lease or Equipment Lease pursuant to the terms of this Agreement applicable to leases assigned at Closing, and the parties shall restructure the applicable alternative arrangement.

(b)        Prior to the Closing Seller will use reasonable efforts to provide to Purchaser estoppel certificate in the form set forth in Exhibit 7.4(b) duly executed by the lessor for such Leased Real Property.  If an estoppel certificate is not obtained prior to Closing, the Assets and Assumed Liabilities associated with the subject Branch, other than, subject to approval of any required Regulatory Authority (including, to the extent required, the DOJ and the FRS), any such Branch Lease as to which an estoppel certificate is not obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser.

(c)        Seller agrees to indemnify Purchaser for any liability of Purchaser to any lessor under a Branch Lease or Equipment Lease or counterparty to an Assumed Contract to the extent arising from Seller’s failure to obtain a required consent to the assignment or transfer of such Branch Lease, Equipment Lease or Assumed Contract to Purchaser.

7.5      Efforts to Consummate; Further Assurances.  (a)  Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing; provided that nothing herein shall require Seller or its Affiliates to use any efforts to consummate the Merger or the Bank Merger.

(b)        From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.

(c)        Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

7.6      Solicitation of Accounts; Non-Solicitation.  (a)  For one year after the Closing Date, neither Seller nor Umpqua Bank or any of their controlled Affiliates will solicit, directly or indirectly other than through general non-targeted advertising, deposit taking or loan product business from any holders of Deposits or Obligors of Loans, open up any new deposit taking or loan production office within a 50 mile radius of any Branch or use any Branch facility (which, for the avoidance of doubt, shall not restrict subleasing of such Branch to a non-bank third party (other than commercial banks, trust companies, savings and loan associations, savings banks and credit unions)) that is not transferred to Purchaser at Closing for deposit taking or loan production.  In addition, for twenty-four (24) months after the Closing Date, neither Seller nor Umpqua Bank or any of their controlled Affiliates will solicit, directly or indirectly other than through general non-targeted advertising, loan products  or deposit taking business from any Obligors of Loans identified on Schedule 7.6.  Except as set forth in the foregoing two sentences, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products.  For the avoidance of doubt, nothing in this Section 7.6 shall restrict Seller or any of its Affiliates from responding to unsolicited inquiries with respect to banking or other financial services, providing such services in response thereto.

(b)           Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way that would reasonably be expected to induce such customers to close any account and open accounts directly with Purchaser.   Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships with Purchaser as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(c)           For a period of eighteen (18) months following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit, directly or indirectly, for employment any Transferred Employee; provided, however, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any

Transferred Employee who has not been employed by Purchaser or its Affiliates during the nine (9) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.

(d)           If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable.  If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

    7.7      Insurance.  Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing.  Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing.  In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

    7.8      Servicing Prior to Closing Date.  With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans that are not Loans.  Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms and in the ordinary course of business consistent in all material respects with past practice, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

    7.9      Change of Name, Etc.  Immediately after the Closing, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions.  For the avoidance of doubt, no changes shall be made to the name or logo on documents, Branches or other facilities until the expiration of all applicable waiting periods associated with the

Regulatory Approvals and no such items shall be used or unveiled until after Closing. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) no such removals, installations or other changes shall be made with respect to Seller’s signage until the expiration of all applicable waiting periods associated with the Regulatory Approvals, (ii) all such removals and all such installations shall be at the expense of Purchaser, (iii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iv) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, (v) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (vi) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition.  During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

    8.1      Tax Representations.  Except as set forth in Schedule 8.1 of the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.

    8.2      Proration of Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

    8.3      Sales and Transfer Taxes.  Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due.  Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.

    8.4      Information Returns.  At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

    8.5      Payment of Amount Due under Article 8.  Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing.  All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

    8.6      Assistance and Cooperation.  After the Closing Date, each of Seller and Purchaser shall:

(a)        Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b)        Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c)        The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

    8.7      Transferred Employees.

(a)        Offers of Employment.

(i) General.  At least sixty (60) calendar days prior to the Closing Date (or, in the case of any individual who becomes a Branch Employee following such sixtieth (60th) calendar day prior to the Closing, as soon as practicable after Seller identifies such individual to Purchaser), and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will, subject to such Branch Employee or Leave Recipient satisfying standard pre-employment screening requirements previously provided to Seller, employ each such employee who has accepted the offer (it being understood and agreed that nothing herein shall authorize Purchaser to solicit or employ any Branch Employee other than in connection with Closing).  Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the applicable Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement.  Subject to the provisions of this Section 8.7, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser.  Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii) Special Provisions for Leave Recipients.  With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal and state law, leave under the Family and Medical Leave Act of 1993 and leave under the Oregon Family Leave Act) (collectively, the “Leave Recipients”), Purchaser shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient’s return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law.  When a Leave Recipient who has (A) accepted the offer and (B) satisfied standard pre-employment screening requirements returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b)        Terms of Offer.  Each Branch Employee shall be offered employment subject to the following terms and conditions:

(i) Each Branch Employee’s base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Branch Employee as of immediately prior to the Closing Date;

(ii) Each Branch Employee shall have the same commission and incentive compensation opportunity generally available to other similarly situated employees of Purchaser, as in effect from time to time; provided that, subject to the Branch Employee’s continued employment with Purchaser and Seller’s obligation under Section 8.7(k), such Branch Employee shall be entitled to receive from Seller any commission or incentive compensation with respect to any Pipeline Mortgage as if such Branch Employee had continued to be an employee of Seller;

(iii) Each Branch Employee shall be eligible to receive employee benefits that are the same as those generally available to other similarly situated employees of Purchaser, as in effect from time to time;

(iv) Each Branch Employee shall be offered employment at a job location that is no more than forty (40) miles from such Branch Employee’s primary workplace immediately prior to the Closing Date; and

(v) Transferred Employees shall become at-will-employees of Purchaser.

(c)        Severance Payments.  With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause on or before the first anniversary of the applicable Transfer Date, Purchaser shall pay to such Transferred Employee the amount of severance compensation and benefits to which such Transferred Employee would be entitled under the severance plan or arrangement of Purchaser applicable to similarly situated employees of Purchaser at the time of such termination; provided, however, in each case that such Transferred Employee shall be credited for service with Seller as described in Section 8.7(d) of the Agreement.  In addition and notwithstanding any provision herein to the contrary, while Sections 8.7(a) and (b) require that offers be made to all Branch Employees, if a Branch Employee does not receive an offer from Purchaser in compliance with Section 8.7(b) of this Agreement and such Branch Employee’s employment with Seller is terminated by Seller in connection with and after the consummation of the transactions contemplated by this Agreement (and in no event later than two (2) months following the Closing Date (or, in the case of any Leave Recipient, two (2) months following any later potential Transfer Date contemplated by Section 8.7(a)(ii)) or such later date as may be required to comply with applicable Law (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law)), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance compensation and benefits (including the costs incurred during any notice period or pay in lieu of notice and the employer  portion of any taxes) payable by Seller to such Branch Employee under the applicable Seller Severance Plan, provided, however, that, in the case of each such terminated Branch Employee, such reimbursement amount shall be limited to the costs of any severance compensation and benefits (including the costs incurred during any notice period or pay in lieu of notice and the employer  portion of any taxes) payable under the severance plan or arrangement applicable to similarly situated employees of Purchaser as of the date hereof as previously provided to Seller.

(d)        Credit for Service. Purchaser shall cause each benefit plan, severance plan and time-off program maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), to take into account for all purposes under Purchaser Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Seller or its Affiliates prior to the applicable Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate.  For the avoidance of doubt, such service credit shall include service credited by Seller and Umpqua Bank.  In addition, Purchaser shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans.

(e)        Pre-Existing Conditions. Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the applicable Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health and welfare plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the applicable Transfer Date occurs.

(f)        Vacation.  Seller shall pay to the Transferred Employees all accrued but unpaid vacation for periods prior to the applicable Transfer Date as soon as administratively practicable after the applicable Transfer Date or as required by applicable Law, but in no event later than thirty (30) Business Days after the applicable Transfer Date.

(g)        Bonus Payments.  Seller shall retain (and be liable for the payment of) all amounts earned by a Transferred Employee under the Benefit Plans that provide commission or incentive compensation in which such Transferred Employee is eligible to participate (determined as of immediately prior to the applicable Transfer Date) for periods of service through the day immediately prior to the applicable Transfer Date.  For the avoidance of doubt, subject to Section 8.7(k), in no event shall Seller be liable for bonus, commission or incentive compensation earned and payable in respect of periods on or following the applicable Transfer Date.

(h)        Rollover of 401(k) Plan Accounts and Loans.  Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Transferred Employees participate (the “Seller 401(k) Plan”) and/or the tax qualified defined contribution plan of Purchaser (the “Purchaser 401(k) Plan”), to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan.

(i)        Welfare Benefits Generally. (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Branch Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date.  For purposes of the foregoing, a medical, dental, vision or prescription drug claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is actually filled, and not when the condition arose.  A disability or life insurance claim shall be considered incurred when the date of disability or death occurs and a workers’ compensation claim shall be considered incurred on the date of the occurrence of the event giving rise to eligibility for benefits as determined under the applicable state regulations.

(j)        Liabilities under Benefit Plans.  Except as expressly provided in this Section 8.7, (i) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under the Benefit Plans shall be considered Excluded Liabilities.

(k)        Certain Incentive Compensation. Seller shall be responsible for the payment of all earned commissions for a Transferred Employee with respect any Pipeline Mortgage that is closed within 120 days of the Closing Date.  Such payments shall be made in accordance with the Seller’s standard payroll practices and the associated commission plan .

(l)        No Third Party Rights or Amendment to Benefit Plans.  Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan.  This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

    9.1      Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)        Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)        Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c)        Representations and Warranties.  (i) The representations and warranties of Seller contained in Sections 5.1, 5.2(i) and (ii), 5.13, 5.15 and 5.17 shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true in all material respects on and as of such date), (ii) The representations and warranties of Seller contained in Sections 5.4, 5.8(a), 5.10, 5.11, 5.12 and 5.14 shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true in all material respects on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) is not, individually or in the aggregate, material and adverse to the Assets and Assumed Liabilities, taken as a whole and (iii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(iii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)        Covenants and Other Agreements.  Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)        Seller Officers’ Certificate.  Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied.

(f)        Seller Closing Deliverables.  Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.

    9.2      Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)        Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)        Orders.  No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)        Representations and Warranties.  (i)  The representations and warranties of Purchaser contained Sections 6.1, 6.2(i) and (ii), and 6.7 shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true in all material respects on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)        Covenants and Other Agreements.  Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)        Purchaser Officers’ Certificate.  Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied.

(f)        Purchaser Closing Deliverables.  Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

(g)        Completion of the Merger and Bank Merger.  The Merger and the Bank Merger shall each have been completed in accordance with the terms of the Merger Agreement.

ARTICLE 10

TERMINATION

    10.1      Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)        by the mutual written agreement of Purchaser and Seller;

(b)        by Seller or Purchaser if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Purchaser) or Section 9.2(c) or 9.2(d) (in the case of a termination by Seller) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured within the earlier of (A) the date that is 180 days after the closing of the Merger and the Bank Merger or (B) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Seller) or Section 9.2(c) or 9.2(d) (in the case of a termination by Purchaser) would not be satisfied;

(c)        by Seller or Purchaser, in the event the Closing has not occurred by the date that is 180 days after the closing of the Merger and the Bank Merger;

(d)        by Seller or Purchaser, if the Merger Agreement shall have been terminated;

(e)        by Purchaser if the Merger and Bank Merger shall not have been consummated before December 15, 2014; or

(f)        by Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction unless the failure to obtain a Regulatory Approval or the imposition of the order shall be due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants and agreements of such party set forth herein.

    10.2      Effect of Termination.

(a)        In the event of termination of this Agreement pursuant to Section 10.1, except as set forth in this Agreement as being applicable if the Closing does not occur or as set forth in Section 10.2, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful, knowing and material breach of this Agreement.

(b)        In the event of termination of this Agreement pursuant to Section 10.1(d), then Seller shall, within two (2) Business Days  of the date of such termination, pay Purchaser a fee equal to seven hundred and fifty thousand dollars ($750,000) (the “Termination Fee”) by wire transfer of immediately available funds.

(c)        In the event of termination of this Agreement pursuant to Section 10.1(e) (unless the failure to consummate the Merger and the Bank Merger by December 15, 2014 shall be due to the failure of Purchaser to perform or observe the covenants and agreements of Purchaser set forth herein), then Seller shall, within two (2) Business Days of the date of such termination, pay Purchaser the lesser of (i) its reasonable, documented, out-of-pocket expenses incurred in connection with the preparation of this Agreement and consummation of the transactions described herein, and the out-of-pocket expenses, fees, and costs incurred by Purchaser necessary for any approvals of the appropriate Regulatory Authorities and (ii) Termination Fee (such lesser amount, the “Expense Reimbursement”), by wire transfer of immediately available funds.

(d)        In the event (i) this Agreement has been terminated by Purchaser pursuant to Section 10.1(b)), (ii) the Merger and Bank Merger have been consummated in accordance with the Merger Agreement and (iii) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement with respect to, or consummates, an Alternative Transaction, then  Seller shall, within two (2) Business Days  of the date of such termination, pay Purchaser the Termination Fee by wire transfer of immediately available funds.

“Alternative Transaction” means a sale to a third party (other than Umpqua or any of its Subsidiaries) of all or substantially all of the assets of one or more of the Branches.

(e)        For the avoidance of doubt, Seller shall not be required to pay the Termination Fee (or, in lieu of the Termination Fee, the Expense Reimbursement) on more than one occasion.  Purchaser agrees that, upon termination of this Agreement under circumstances where the Termination Fee or Expense Reimbursement is payable to it and such Termination Fee or Expense Reimbursement, as the case may be, is paid in full, it shall be precluded from any other remedy against Seller in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Seller, Umpqua or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby; provided, that, if this Agreement is terminated pursuant to Section 10.1(b) as a result of a willful, knowing and material breach of this Agreement by Seller, Purchaser may elect to pursue legal remedies for such willful, knowing and material breach of the Agreement, but only if Purchaser notifies Seller of such election in writing when it delivers the notice of termination and irrevocably waives in writing any and all rights to receive a Termination Fee and Expense Reimbursement.

ARTICLE 11

INDEMNIFICATION

    11.1      Indemnification.  (a)  Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, (x) as provided in Section 7.4(c) and (y) from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement;

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any Excluded Taxes;

(iv)	any Excluded Liability; or

(v)	to the extent required by 7.2(b), any Remediation Cost.

(b)        Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement;

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

(iii)	the Assumed Liabilities; or

(iv)
any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser’s ownership or operation from and after the Closing of the business represented by the Branches, the Assets or the Assumed Liabilities.

(c)        To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly  notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is prejudiced by reason of such delay or failure.  The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability.  In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party upon advice of counsel, representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to  conflicts of interests between them.

(d)        Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(e)        Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed one hundred thousand dollars ($100,000) (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be two million dollars ($2,000,000) (the “General Cap”) except with respect to (i) claims for breaches of Section 5.10 or, Section 5.12 which shall not be subject to the General Cap or (ii) claims for breaches of Section 5.8 made on or prior to the eighteen (18) month anniversary of the Closing Date for which the maximum aggregate amount of indemnification payments payable shall not exceed an amount equal to seven million dollars ($7,000,000).  In no event shall either party hereto be entitled to indemnification with respect to consequential or punitive damages unless they are awarded by a court of competent jurisdiction in a third party claim.

(f)        Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”).  In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(g)        Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.

(h)        An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11.  In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.  Any indemnity payment due under this Article 11 shall be reduced by all insurance proceeds, or other amounts from third parties, delivered to the indemnified party with respect to the underlying claim or liability.

(i)        Notwithstanding anything to the contrary set forth in this Agreement, (a) the grantor under any deed shall not be liable to the grantee pursuant to any warranty set forth in such deed if the grantee shall have obtained title insurance with respect to the applicable Owned Real Property conveyed pursuant to such deed, and (b) if the grantee under such deed shall not have obtained title insurance with respect to such transfer, then any liability of the grantor under such deed with respect to warranties of title set forth in such deed shall be subject to and governed by the terms and conditions of this Article 11.

11.2      Exclusivity.  After the Closing, except as expressly set forth in Sections 3.3, 3.4, 4.3(b), 4.5, 4.6, 4.8, 4.9, 7.2(b), 7.4(c), 7.6 and 8.3, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any breach of representation, warranty, covenant or other agreement or for any other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3      AS-IS Sale; Waiver of Warranties.  Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty.  As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT.  SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY.  SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

    12.1      Survival.  (a)  The parties’ respective representations and warranties contained in this Agreement shall survive until the twelfth (12th) month anniversary of the Closing Date provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1, and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date, (ii) the representations and warranties set forth in Sections 5.8 and 5.14 shall survive for three (3) years after the Closing Date, and (iii) the representations and warranties set forth in Sections 5.10 and 5.12 shall survive until the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party during the applicable Survival Period shall survive until such claim is finally resolved.  The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.

(b)        No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement and prior to the end of the applicable Survival Period.

12.2      Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3      Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4      Public Notice.  Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby (each, a “Public Notice”) without the prior written consent of the other party and, in the case of a proposed Public Notice by Purchaser, Umpqua (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser and Seller each agree that, without the other party’s, and, in the case of a release or disclosure proposed by Purchaser, Umpqua’s, prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than Umpqua or any bank Regulatory Authority).  Notwithstanding the foregoing, each party may make a Public Notice as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.  Except with respect to a Public Notice issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 12.4 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no Public Notice issued by Purchaser or any of its Affiliates shall reference the name of Seller, Umpqua or any of their respective Affiliates without the prior written consent of Seller or Umpqua, as applicable (which consent Seller and Umpqua may withhold, condition or delay in their sole discretion).

12.5      Notices.  All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Sterling Savings Bank

                    111 North Wall Street
Spokane, WA 99201
Attention: Andrew J. Schultheis, Executive Vice Presidentand General Counsel
Facsimile: (509) 358-6191

With a copy to:	Umpqua Bank
One SW Columbia Street, Suite 1200
Portland, OR 97258
Attention: Ron Farnsworth, CFO
Facsimile: (503) 727-4233

And:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Matthew M. Guest
Fax: (212) 403-2000

And (if prior to Closing):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William L. Taylor
Fax: (212) 701-5800

If to Purchaser:	Banner Bank
10 S. First Avenue
Walla Walla, Washington 99362
Attention: Mark J. Grescovich, President and Chief Executive Officer
Fax: (509) 526-8891

With a copy to:	Breyer & Associates PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Fax: (703) 883-2511

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5.  Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service.  Notice shall be effective upon actual receipt thereof.

12.6      Expenses.  Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

    12.7      Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws, except with respect to real estate matters, which shall be governed and interpreted in accordance with the laws of the State in which the Branch is located.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (except real estate matters) shall be brought exclusively in the United States District Court for the District of Delaware or the Delaware Chancery Court or, if such court shall not have jurisdiction, any other Delaware State court (such courts, the “Delaware Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.7.

    12.8      Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

    12.9      Entire Agreement; Amendment.  (a)  This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement (including the terms relating to the confidentiality and use of confidential information and the terms relating to not soliciting or hiring employees) the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing, including, for the avoidance of doubt, with respect to information provided and/or accessed pursuant to Section 7.2(a).

(b)        This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.  The waiver of any breach of any provision under this

Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless in writing.

    12.10      Third Party Beneficiaries.  Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser. Notwithstanding the foregoing, the parties acknowledge and agree that, for so long as the Merger Agreement is in effect, Umpqua is a third party beneficiary under this Agreement and that Seller may not waive or agree to any amendment or supplement of any provision of this Agreement, or provide its consent under any provision of this Agreement, without the prior written consent of Umpqua unless the Merger Agreement has been terminated.

    12.11      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

    12.12      Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

    12.13      Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

    12.14      Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated.  The Recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

    12.15      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

STERLING SAVINGS BANK

By: /s/Patrick J. Rusnak
Name: Patrick J. Rusnak
Title: Chief Financial Officer

BANNER BANK

By: /s/Lloyd W. Baker
Name: Lloyd W. Baker
Title: Executive Vice President